Exhibit 99.1

Commonwealth Biotechnologies Receives

Marketplace Rule 4310(c)(14) Notice from NASDAQ

RICHMOND, Va.—(November 25, 2008)—Commonwealth Biotechnologies, Inc. (“CBI”) (Nasdaq Capital Market: CBTE), a contract research organization providing outsourced services in the area of biotechnology discovery and development to companies worldwide, today announced that on November 20, 2008, it was notified by the NASDAQ Stock Market that it is no longer in compliance with NASDAQ Marketplace Rule 4310(c)(14) due to its failure to file its form 10-Q for the period ended September 30, 2008. The delayed filing is a result of complex accounting issues associated with the discontinued operation in England and the modification of the Company’s convertible debt instrument.

As provided in the NASDAQ rules, CBI has the opportunity to submit to NASDAQ a specific plan to regain compliance. CBI intends to submit in a timely manner to the NASDAQ staff a plan to regain compliance with NASDAQ Marketplace Rule 4310(c)(14). If, after completion of its review, NASDAQ determines it is not appropriate to provide CBI with an exception, NASDAQ staff will provide written notice that CBI’s securities will be subject to delisting. At that time, CBI has the right to appeal the decision to a NASDAQ Listing Qualifications Panel. In such an event, CBI’s securities would remain listed on NASDAQ pending a decision by the Panel following the hearing.

About Commonwealth Biotechnologies, Inc.

CBI is a growing contract research organization that offers a comprehensive, integrated range of services for the discovery and development of therapeutics, vaccines and diagnostics by working as a partner with its customers in the global life sciences industries. Applying skills from its extensive experience serving life sciences companies worldwide, CBI offers insight, innovation and project management capabilities to customers, whether pharmaceutical giants or emerging biotechnology companies.

CBI operates through four business units: (1) CBI Services, a discovery-phase contract research organization; (2) Fairfax Identity Laboratories, a DNA reference business; (3) Mimotopes Pty Ltd, Melbourne, Australia, a peptide and discovery chemistry business; and (4) Venturepharm Asia, Beijing, China, a contract research joint venture specializing in process scale-up, formulation development, cGMP manufacturing and clinical trial management. CBI companies directly employ over 100 staff in three laboratories and have access to over 2,000 additional staff through CBI’s Venturepharm (Asia) joint venture. For more information, visit CBI on the web at www.cbi-biotech.com.

Forward Looking Statements

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in CBI’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guaranty that CBI’s work on behalf of the United States government will be utilized for any future testing. CBI undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Commonwealth Biotechnologies, Inc.

James H. Brennan, 804-648-3820